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                                                               EXHIBIT 99.1

SUMMIT DESIGN, INC. ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE SECOND QUARTER OF 1999


     BEAVERTON, ORE. -- JULY 7, 1999 -- Summit Design, Inc. (Nasdaq: SMMT) today announced preliminary financial results for the second quarter of 1999. For the quarter, the company expects to report total revenue of approximately $7.1 million. The company also expects to report a loss per share between $0.06 and $0.08 (or between $0.00 per share and a $0.02 loss per share excluding amortization of intangibles and goodwill). The Company currently expects to release final results for the quarter on July 27, 1999.

     The information in this release regarding expected second quarter results is forward-looking and preliminary. Actual final results for the quarter could differ depending on adjustments made during the routine process of closing the quarter and management review. For a more detailed discussion of these and other risk factors, interested parties should review Summit's public reports filed with the Securities and Exchange Commission, including Summit's Report on Form 10-K for the year ended December 31, 1998 and the Form 10-Q for the first quarter ended March 31, 1999.

     Summit Design, Inc. is a leading international supplier of engineering software products in the areas of high-level design creation, analysis and verification. The world's top electronics companies use Summit products to increase engineering productivity, reduce development time and improve the quality of their products. Summit is located at 9305 S.W. Gemini Drive, Beaverton, Ore., 97008; (503)643-9281.


Contact:

Summit Design, Inc., Al Koob 503/643-9281